EXHIBIT 99.1

NEWS FOR IMMEDIATE RELEASE	CONTACT:	BRIEN M. CHASE, CFO
NOVEMBER 4, 2011		304-525-1600

PREMIER FINANCIAL BANCORP, INC.
REPORTS THIRD QUARTER 2011 EARNINGS

PREMIER FINANCIAL BANCORP, INC. (PREMIER), HUNTINGTON, WEST VIRGINIA (NASDAQ/NMS-PFBI), a $1.1 billion bank holding company with four bank subsidiaries, announced its financial results for the third quarter of 2011.  Premier realized income of $1,813,000 (19 cents per share) during the quarter ending September 30, 2011, a 13.9% decrease from the $2,105,000 of net income reported for the third quarter of 2010.  Although net interest income increased by 5.1%, net income in the third quarter of 2011 decreased largely due to increased conversion related expenses and expenses related to other real estate owned (“OREO”) partially offset by lower FDIC insurance expense.  On a diluted per share basis, Premier earned $0.19 during the third quarter of 2011 compared to $0.22 per share earned during the third quarter of 2010.  For the first nine months of 2011 Premier realized net income of $4,513,000 (45 cents per diluted share) compared to $6,637,000 (70 cents per diluted share) earned during the first nine months of 2010.

President and CEO Robert W. Walker commented, “While third quarter 2011 earnings were lower when compared to the same quarter in 2010, net income this quarter was the highest of the three quarters reported in 2011.  Net interest income remains strong, with a 4.27% net interest margin for the third quarter and a 4.16% margin for the year-to-date period.  Also in this quarter, we incurred the bulk of our expenses to convert to a new operating system and, thankfully, all of our conversions have been completed.  The impact of these expenses was tempered somewhat by one of the benefits of merging five of our subsidiary banks in April 2011 to form Premier Bank which reduced FDIC insurance costs.  The premium charged for Premier Bank was substantially less than the sum of the premiums paid by the former five banks.  We are still mindful that the pace of economic recovery is painfully slow and are thankful for the resiliency of our customers in managing their cash flow to keep their loans current.”

Net interest income for the quarter ending September 30, 2011 totaled $11.214 million, compared to $10.670 million of net interest income earned in the third quarter of 2010.  When compared to the third quarter of 2010, net interest income increased by $544,000, or 5.1%, largely due to a $288,000 increase in interest income earned on loans and $379,000 of savings on interest expense paid on deposits.  Total interest income earned in the third quarter of 2011 increased by $202,000, or 1.5%, when compared to the third quarter of 2010, largely due to a $288,000, or 2.6% increase in interest income on loans.  The increase in interest income on loans more than offset a $65,000 decrease in investment income and a $21,000 decrease in interest income on interest bearing bank balances and federal funds sold.  Total interest expense in the third quarter of 2011 decreased by $342,000, or 14.4%, when compared to the third quarter of 2010, largely due to the $379,000, or 17.8%, decrease in interest expense on deposits.  Otherwise, a $2,000 decrease in interest expense on FHLB advances at the subsidiary banks and a $5,000 decrease in interest expense on federal funds purchased and repurchase agreements was more than offset by a $44,000 increase in interest expense on other borrowings at the parent company.

Exhibit 99.1 - Continued

During the quarter ending September 30, 2011, Premier recorded $810,000 of provisions for loan losses compared to $761,000 of provisions for loan losses during the same quarter of 2010.  The increase in the level of provision expense during the third quarter of 2011 was largely to provide for a calculated increase in exposure to credit risk in the loan portfolio.  As the pace of economic recovery continues to be sluggish in Premier’s markets, the ability of borrowers to consistently make their loan payments is increasingly being tested.  Evidence of the increased credit risk includes higher levels of past due loans, loan charge-offs and other real estate owned as a result of foreclosures.  The sluggish economy is also extending the length of time it would normally take Premier to liquidate other real estate owned as a result of foreclosures.  The amount of future provisions for loan losses will depend on any future improvement or further deterioration in the estimated credit risk in the loan portfolio as well as whether additional payments are received on loans previously identified as having significant credit risk.

Net overhead costs (non-interest expenses less non-interest income) for the quarter ending September 30, 2011 totaled $7.842 million compared to $6.735 million in the third quarter of 2010.  The $1.1 million increase in net overhead costs when compared to the third quarter of 2010 is largely attributable to increased OREO expenses and staff costs as well as conversion expenses incurred in 2011 related to the company’s on-going conversion to a new operating system.  The expense increases were partially offset by a decrease in FDIC insurance expense.  Non-interest income increased by $131,000, or 7.6%, in the third quarter of 2011 when compared to the third quarter of 2010 as a $59,000, or 15.4%, increase in electronic banking income, a $19,000 increase in income from other banking services and a $77,000 increase in fees on loans was partially offset by a $20,000, or 15.6%, decrease in secondary market mortgage revenue.  Non-interest expenses (reduced by a $171,000 gain on the sale of facilities) increased by $1.1 million, or 12.6%, in the third quarter of 2011 compared to the third quarter of 2010 largely due to an $848,000 increase in conversion expenses recorded in 2011, a $364,000 increase in OREO expenses and writedowns, and a $196,000, or 4.9%, increase in staff costs.  Other increases in operating expense include a $48,000, or 38.7%, increase in supplies expense, a $193,000, or 16.6%, increase in occupancy and equipment expenses (substantially offset by the $171,000 gain on the sale of facilities), a $72,000 increase in core deposit amortization expense, and a $325,000 increase in loan collection costs.  These expense increases were partially offset by a $452,000 decrease in FDIC insurance expense.  The decrease in FDIC insurance expense was largely the result of reduced FDIC insurance costs for the newly formed Premier Bank versus the historical FDIC insurance costs of the five subsidiary banks Premier merged together in April 2011 to form the bank. A portion of the reduced third quarter 2011 FDIC insurance expense includes adjustments of expense estimates recorded during the previous quarter.  Other expenses that decreased in the third quarter of 2011 when compared to same quarter of 2010 include a $96,000 decrease in equity based taxes and a $75,000 decrease in data processing expenses.

Total assets as of September 30, 2011 were down $43.2 million, or 3.6%, from the $1.2 billion of total assets at year-end 2010.  The decrease in total assets since year-end is largely due to a reduction in liquid assets used to satisfy $37.6 million of deposit withdrawals of the District of Columbia government.  Total deposits have decreased by $47.7 million since year-end 2010.  Non-interest bearing deposits decreased by $19.6 million, or 9.1%, while interest bearing deposits decreased by $28.1 million, or 3.7%.  In addition to the decrease in total deposits, Premier also realized a $2.3 million, or 7.9%, decrease in customer repurchase agreements, a $2.7 million decrease in FHLB advances, and a $1.5 million decrease in other borrowings.  On the asset side of the balance sheet, in addition to the decrease in liquid assets, net loans decreased by $40.5 million or 5.7% due to loan payoffs and the increase in the allowance for loan losses.  Partially offsetting the decrease in loans was a $25.1 million increase in securities available for sale.

Exhibit 99.1 - Continued

Shareholders’ equity of $143.0 million equaled 12.5% of total assets at September 30, 2011, which compares to shareholders’ equity of $131.4 million or 11.1% of total assets at December 31, 2010.  The increase in shareholders’ equity was due to the $4.5 million of net income recorded in the first nine months of the year partially offset by dividends declared and accrued on Premier’s Series A Preferred Stock, plus a $7.9 million, net of tax, increase in the market value of Premier’s investment portfolio available for sale.

Certain Statements contained in this news release, including without limitation statements including the word "believes," "anticipates," "intends," "expects" or words of similar import, constitute "forward-looking statements" within the meaning of section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Premier to be materially different from any future results, performance or achievements of Premier expressed or implied by such forward-looking statements. Such factors include, among others, general economic and business conditions, changes in business strategy or development plans and other factors referenced in this press release. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. Premier disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

Exhibit 99.1 - Continued

Following is a summary of the financial highlights for Premier as of and for the period ending September 30, 2011.

PREMIER FINANCIAL BANCORP, INC.
Financial Highlights
Dollars in Thousands (except per share data)

	For the Quarter Ended		For the Nine Months Ended
	Sept 30, 2011	Sept 30, 2010	Sept 30, 2011	Sept 30, 2010
Interest Income	13,254	13,052	39,753	39,834
Interest Expense	2,040	2,382	6,418	7,388
Net Interest Income	11,214	10,670	33,335	32,446
Provision for Loan Losses	810	761	3,150	2,741
Net Interest Income after Provision	10,404	9,909	30,185	29,705
Non-Interest Income	1,866	1,735	5,211	4,946
Non-Interest Expenses	9,537	8,470	28,560	25,535
Income Before Taxes	2,733	3,174	6,836	9,116
Income Taxes	920	1,069	2,323	2,479
NET INCOME	1,813	2,105	4,513	6,637
Preferred Stock Dividends and Accretion	305	305	916	943
Net Income Available to Common Shareholders	1,508	1,800	3,597	5,694

EARNINGS PER SHARE	0.19	0.23	0.45	0.72
DILUTED EARNINGS PER SHARE	0.19	0.22	0.45	0.70
Dividends per share	0.00	0.00	0.00	0.22

Charge-offs	288	526	865	1,109
Recoveries	128	104	248	339
Net charge-offs (recoveries)	160	422	617	770

Exhibit 99.1 - Continued

PREMIER FINANCIAL BANCORP, INC.
Financial Highlights (continued)
Dollars in Thousands (except per share data)

	Balances as of
	September 30	December 31
	2011	2010
ASSETS
Cash and Due From Banks	27,828	20,001
Interest Bearing Bank Balances	64,349	78,649
Federal Funds Sold	4,833	23,598
Securities Available for Sale	281,600	256,520
Loans (net)	675,614	716,099
Other Real Estate Owned	17,651	11,249
Other Assets	34,757	43,075
Goodwill and Other Intangible Assets	33,441	34,060
TOTAL ASSETS	1,140,073	1,183,251

LIABILITIES & EQUITY
Deposits	937,549	985,291
Fed Funds/Repurchase Agreements	27,290	29,637
FHLB Advances	10,178	12,896
Other Borrowings	18,646	20,178
Other Liabilities	3,401	3,852
TOTAL LIABILITIES	997,064	1,051,854
Preferred Stockholder’s Equity	21,922	21,841
Common Stockholders’ Equity	121,087	109,556
TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	1,140,073	1,183,251

TOTAL BOOK VALUE PER COMMON SHARE	15.26	13.80
Tangible Book Value per Common Share	11.04	9.51

Non-Accrual Loans	42,128	47,131
Loans 90 Days Past Due and Still Accruing	5,140	414